Contact: Kleyton Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150

ePlus Announces Stock Repurchase Program

HERNDON, VA – August 17, 2011 – ePlus inc. (Nasdaq NGM: PLUS – news) announced that its board of directors has authorized the Company to repurchase up to 500,000 shares of ePlus’ outstanding common stock over a 12-month period commencing on September 16, 2011.  The Company’s current repurchase plan is scheduled to expire on September 15, 2011.  ePlus had approximately 8.5 million shares of common stock outstanding as of July 31, 2011.

The purchases may be made from time to time in the open market, or in privately negotiated transactions, subject to availability.  Any repurchased shares will have the status of treasury shares and may be used, if and when needed, for general corporate purposes. ePlus has no obligation to repurchase shares under the authorization, and the timing, actual number and value of the shares which are repurchased will be at the discretion of management and will depend on a number of factors, including the price of the Company's common stock. The Company may suspend or discontinue repurchases at any time.

About ePlus inc.
ePlus is a leading provider of technology solutions.  ePlus enables organizations to optimize their IT infrastructure and supply chain processes by delivering world-class IT products from top manufacturers, professional services, flexible lease financing, proprietary software, and patented business methods.  Founded in 1990, ePlus has more than 750 associates in 20+ locations serving federal, state, municipal, and commercial customers.  The Company is headquartered in Herndon, VA.   For more information, visit http://www.eplus.com, call 888-482-1122, or email info@eplus.com.

ePlus® is a registered trademark of ePlus inc.

Forward-Looking Statements
Statements in this press release that are not historical facts may be deemed to be “forward-looking statements.”  Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, the risk of unforeseen business, financial or other events that could significantly impact our ability to implement share repurchases as currently planned; possible adverse effects resulting from the recent financial crisis in the credit markets, current slowdown of the U.S. economic recovery and recent volatility in the U.S. securities markets such as our current and potential customers delaying or reducing technology purchases, increasing credit risk associated with our customers and vendors, reduction of vendor incentive programs; the possibility of additional goodwill impairment charges; restrictions on our access to capital necessary to fund our operations; our ability to raise capital and obtain non-recourse financing for our transactions; our ability to reserve adequately for credit losses; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission.  All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information.